FOR IMMEDIATE RELEASE                                  Contact: John R. Polchin
                                                        Chief Financial Officer
                                                        (703) 259-3000

                      INTELIDATA SECURES ADDITIONAL FUNDING

            Warrant Exercise Generates $3.3 Million In Gross Proceeds

RESTON, VA, July 8, 2003 - InteliData Technologies Corp. (NASDAQ: INTD), a leading provider of Internet banking and electronic bill presentment and payment technologies, today announced that it has raised $3,335,078 in gross proceeds from the exercise of warrants, as amended, by institutional investors who participated in the Company's private placement of common stock in November and December 2001.

The warrant exercise resulted in the issuance of 1,431,364 shares of InteliData common stock. All of the warrants that were issued as part of the 2001 private placement have now been exercised.

"We are very pleased to have been able to improve our balance sheet through this warrant exercise. This cash infusion will be beneficial as we continue to seek new business opportunities and further develop our operating plan objectives," said Alfred S. Dominick, Jr., InteliData's Chairman and Chief Executive Officer.

About InteliData

With over a decade of experience in the industry, InteliData provides Internet banking and Electronic Bill Presentment and Payment (EBPP) technology and services to leading banks, credit unions, financial institution processors and credit card issuers. The Company develops and markets software products that offer proven scalability, flexibility and security in supplying real-time, Internet based banking services to their customers. The Company also serves as an application service provider by providing Internet hosting and service bureau solutions. Visit the company's Web site at www.InteliData.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, our ability to continue funding operating losses, our ability to manage our expenses in line with anticipated business levels, the ability of the Company to complete product implementations in required time frames and the Company's ability to increase its recurring revenues and profits through its ASP business model, the impact of competitive products, pricing pressure, product demand and market acceptance risks, pace of consumer acceptance of home banking and reliance on the Company's bank clients to increase usage of Internet banking by their customers, the effect of general economic conditions on the financial services industry, mergers and acquisitions, risk of integration of the Company's technology by large software companies, the ability of financial institution customers to implement applications in the anticipated time frames or with the anticipated features, functionality or benefits, reliance on key strategic alliances and newly emerging technologies, the ability of the Company to leverage its third party relationships into new business opportunities in the EBPP market, the on-going viability of the mainframe marketplace and demand for traditional mainframe products, the ability to attract and retain key employees, the availability of cash for long-term growth, product obsolescence, ability to

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reduce product costs,  fluctuations in operating results,  delays in development of highly complex products and other risks detailed from time to time in InteliData filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2003 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, InteliData. InteliData is not under any obligation (and expressly disclaims an obligation to) update or alter its forward-looking statements, whether as a result of new information or otherwise.

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